Exhibit 99.1

CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840

Investor.relations@cott.com

COTT REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS

Fourth Quarter 2010

•	Filled beverage case volume increased 20% (4% excluding Cliffstar, which was acquired on August 17, 2010, and the additional week in fiscal 2009).

•

Revenue was $529 million, an increase of 37%, including $152 million of revenue from Cliffstar. Excluding Cliffstar, the impact of foreign exchange and the $20 million contributed by the additional week in 2009, revenue increased 3%.

•	Gross profit as a percentage of sales was 13.0% compared to 14.1%. Excluding Cliffstar transaction related purchase accounting adjustments, gross profit as a percentage of sales was 13.8%.

•	Income before income taxes includes $20 million related to a reduction in the fair value of the Cliffstar contingent consideration “earn-out” accrual, which is payable in July of 2011.

•	Net income and earnings per diluted share were $15 million and $0.16, respectively. Adjusted net income increased to $8 million and adjusted net income per diluted share increased to $0.08.

•	Cash from operations was $73 million and capital expenditures were $15 million.

Fiscal Year 2010

•	Filled beverage case volume increased 7% (1% excluding Cliffstar and the additional week in 2009).

•

Revenue was $1.8 billion, an increase of 13%, including $232 million of revenue from Cliffstar. Excluding Cliffstar, the impact of foreign exchange and the $20 million contributed by the additional week in 2009, revenue declined 1%.

•

Net income and earnings per diluted share were $55 million and $0.63, respectively. Adjusted net income and adjusted net income per diluted share were $58 million and $0.68, respectively, compared to $45 million and $0.60, respectively.

•	Cash from operations was $178 million and capital expenditures were $44 million.

(See accompanying reconciliation of non-GAAP financial measures to the nearest comparable GAAP measures.)

(All information in U.S. dollars; all fourth quarter 2010 comparisons are relative to the fourth quarter of 2009; all fiscal 2010 comparisons are relative to fiscal 2009.)

TORONTO, ON and TAMPA, FL — March 3, 2011 — Cott Corporation (NYSE:COT; TSX:BCB) today announced its results for the fourth quarter and fiscal year ended January 1, 2011. Fourth quarter 2010 revenue was $529 million, compared to $386 million. Operating income was $15 million, compared to $14 million. Adjusted operating income was $26 million. Net income and earnings per diluted share were $15 million and $0.16, respectively, compared with $14 million and $0.17. Adjusted net income and adjusted net income per diluted share were $8 million and $0.08, respectively. Fourth quarter and fiscal year 2009 included an additional week of sales relative to 2010 that is estimated to have contributed $20 million of additional revenue.

“I’m pleased with the top-line volume growth and strong cash generation achieved during the fourth quarter,” commented Cott’s Chief Executive Officer, Jerry Fowden. “While we did feel the impact of increased national brand promotions in the juice category during the quarter, we feel comfortable with the underlying 2010 performance in our juice business and continue to progress towards a smooth integration. We remain confident in our ability to deliver our previously announced synergy targets for 2011,” added Fowden.

FOURTH QUARTER 2010 PERFORMANCE SUMMARY

•

Filled beverage case volume increased 20% (4% excluding Cliffstar and the additional week in 2009), as volumes excluding the additional week in 2009 were higher in North America, the United Kingdom / Europe (“U.K.”), and Royal Crown International (“RCI”).

•

Revenue increased 37% (3% excluding Cliffstar, the impact of foreign exchange, and the $20 million contributed by the additional week in 2009), as higher volumes in North America, the U.K. and RCI excluding the additional week in 2009 more than offset the impact of lower average net selling prices in North America, Mexico and the U.K.

•	Gross profit as a percentage of sales was 13.0% compared to 14.1%. Excluding Cliffstar transaction related purchase accounting adjustments, gross profit as a percentage of sales was 13.8%.

•

Selling, general and administrative (“SG&A”) expenses were $53 million compared to $40 million. The increase in SG&A expense was due to higher SG&A from Cliffstar and integration related expenses. Core Cott SG&A was $37 million.

•	Operating income was $15 million, compared to $14 million. Adjusted operating income was $26 million, compared to $14 million.

•

Income before income taxes includes $20 million related to a reduction in the fair value of the Cliffstar contingent consideration earn-out accrual, which is payable in July of 2011. The reduction is due to lower than projected income. The amount of the contingent consideration is not directly correlated to the decline in actual income.

•	The Company’s income tax expense was $5 million, compared to an income tax benefit of $12 million.

FOURTH QUARTER 2010 OPERATING SEGMENT HIGHLIGHTS

•

North America filled beverage case volume increased 29% (5% excluding Cliffstar and the additional week in 2009) and revenue increased 54% (3% excluding Cliffstar, the impact of foreign exchange and the $16 million contributed by the additional week in 2009), driven by volume growth in soft drinks.

•

U.K. filled beverage volume decreased 1% (increased 4% excluding the additional week in 2009) and revenue declined 5% (increased 2% excluding the impact of foreign exchange and the $4 million contributed by the additional week in 2009), driven by ongoing volume growth in energy and sport isotonic beverages.

•

Mexico filled beverage case volume declined 13% (8% excluding the additional week in 2009) and revenue declined 2% (7% excluding foreign exchange), primarily due to the timing of new customer volumes in the fourth quarter of 2009.

•

RCI concentrate volumes increased 5% and revenue increased 16% (27% excluding the $1 million contributed by the additional week in 2009), primarily as a result of increased sales to existing customers during the quarter.

FISCAL YEAR 2010 PERFORMANCE SUMMARY

•

Filled beverage case volume increased 7% (1% excluding Cliffstar and the additional week in 2009), as a 36% increase in RCI concentrate sales volume drove total beverage volume in 8 oz. equivalents (including concentrate sales) up 13%. The growth in filled beverage case volume was driven by higher volumes in Mexico and the U.K., offset by lower volumes in North America excluding Cliffstar.

•

Revenue increased 13% (declined 1% excluding Cliffstar, the impact of foreign exchange and the $20 million contributed by the additional week in 2009), due to the inclusion of Cliffstar revenue. Lower revenue excluding Cliffstar was due to lower volumes in North America and lower average selling prices in North America and Mexico.

•

Gross profit was $266 million or 14.8% of sales, compared to $250 million or 15.6% of sales. Gross profit included $11 million of Cliffstar related purchase accounting adjustments. Excluding these adjustments, gross profit was $277 million or 15.4% of sales.

•

SG&A expenses were $167 million compared to $147 million. The increase related to Cliffstar’s SG&A, and transaction and integration related expenses partially offset by lower information technology, professional fees and certain employee costs.

•	Operating income was $99 million compared to $97 million. Adjusted operating income was $124 million compared to $103 million.

•	The Company’s 2010 income tax expense was $19 million, compared to an income tax benefit of $23 million.

•

The Company’s fiscal 2010 results include a revision to its interim financial statements arising from a failure to record a $3.7 million charge against revenue from pricing discounts. The effect of the error was to reduce third quarter revenue and income before income taxes by $3.7 million and third quarter earnings per diluted share by $0.02. Accordingly, the interim financial statements for the three months ended October 2, 2010, included in the Company’s Annual Report on Form 10-K for fiscal 2010, will be revised to correct for this immaterial pricing error.

FISCAL YEAR 2010 OPERATING SEGMENT HIGHLIGHTS

•

North America filled beverage case volume increased 8% (declined 2% excluding Cliffstar and the additional week in 2009) and revenue increased 16% (declined 4% excluding Cliffstar and the $16 million contributed by the additional week in 2009). Revenue and volume declines in the first half of 2010 were due to national brand promotional activity. Revenue and volume increased in the second half of 2010 due to improved existing operations and Cliffstar.

•

U.K. filled beverage case volume increased 2% (3% excluding the additional week in 2009), and revenue increased 2% (5% excluding foreign exchange and the $4 million contributed by the additional week in 2009), driven by volume growth in the energy and sport isotonic drink category.

•

Mexico filled beverage case volume increased 32% and revenue increased 17% (11% excluding foreign exchange), due to new business wins and product introductions. A significant portion of the increased volume was from new co-pack business which resulted in lower average net selling prices.

•	RCI concentrate volumes increased 36% and revenue increased 38%, primarily as a result of increased sales to existing customers.

Fourth Quarter and Fiscal Year Results Conference Call

Cott Corporation will host a conference call today, March 3, 2010, at 10:00 a.m. EST, to discuss fourth quarter and fiscal year results, which can be accessed as follows:

North America: (877) 407-8031

International: (201) 689-8031

A live audio webcast will be available through the Company’s website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

About Cott Corporation

Cott is the world’s largest retailer brand beverage company. With approximately 4,000 employees, Cott operates soft drink, juice, water and other beverage bottling facilities in the United States, Canada, the United Kingdom and Mexico. Cott markets beverage concentrates in over 40 countries around the world.

Non-GAAP Measures

Cott supplements its reporting of revenue determined in accordance with GAAP by excluding the impact of foreign exchange to separate the impact of currency exchange rate changes from Cott’s results of operations and, in some cases, by excluding the impact of Cliffstar and the impact of the additional week in 2009. Additionally, Cott supplements its reporting of net income, operating income and earnings per diluted share in accordance with GAAP by excluding the impact of restructuring charges, income tax adjustments, the additional week in 2009 and Cliffstar operating results, transaction expenses, earn-out adjustment and purchase accounting adjustments to separate the impact of these items from the underlying business. Because Cott uses these adjusted financial results in the management of its business and to understand business performance independent of the Cliffstar acquisition, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Cott’s underlying business performance and the performance of its management. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Cott’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to future financial operating results and related matters. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: Cott’s ability to realize the expected benefits of the Cliffstar acquisition because of integration difficulties and other challenges; risks associated with the asset purchase agreement in connection with the Cliffstar acquisition; the effectiveness of Cliffstar’s system of internal control over financial reporting; significant transaction and acquisition related costs that Cott incurred in connection with the Cliffstar acquisition; Cott’s ability to compete successfully; changes in consumer tastes and preferences for existing products and Cott’s ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences; a loss of or reduction in business with key customers, particularly Wal-Mart; fluctuations in commodity prices and Cott’s ability to pass on increased costs to its customers, and the impact of those increased prices on Cott’s volumes; Cott’s ability to manage its operations successfully; currency fluctuations that adversely affect the exchange between the U.S. dollar and the pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies; Cott’s ability to maintain favorable arrangements and relationships with its suppliers; the significant amount of Cott’s outstanding debt and Cott’s ability to meet its obligations under its debt agreements; Cott’s ability to maintain compliance with the covenants and conditions under its debt agreements; fluctuations in interest rates; credit rating changes; the impact of global financial events on Cott’s financial results; Cott’s ability to fully realize the expected cost savings and/or operating efficiencies from its restructuring activities; any disruption to production at Cott’s beverage concentrates or other manufacturing facilities; Cott’s ability to protect its intellectual property; the impact of regulation and regulatory, investigative and legal actions; the impact of proposed taxes on soda and other sugary drinks; unseasonably cold or wet weather, which could reduce the demand for Cott’s beverages; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; Cott’s ability to recruit, retain, and integrate new management and a new management structure; Cott’s exposure to intangible asset risk; the volatility of Cott’s stock price; Cott’s ability to renew its collective bargaining agreements on satisfactory terms; and disruptions in Cott’s information systems.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 which will be filed by March 17, 2011 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

COTT CORPORATION	EXHIBIT 1
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars except per share amounts, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Years Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Revenue, net	$528.8	$386.0	$1,803.3	$1,596.7
Cost of sales	460.3	331.5	1,537.0	1,346.9

Gross profit	68.5	54.5	266.3	249.8

Selling, general and administrative expenses	52.5	40.1	166.7	146.8
Loss on disposal of property, plant & equipment	0.7	0.5	1.1	0.5
Restructuring and asset impairments
Restructuring	—	(0.1)	(0.5)	1.5
Asset impairments	—	0.1	—	3.6

Operating income	15.3	13.9	99.0	97.4

Contingent consideration earn-out adjustment	(20.3)	—	(20.3)	—
Other (income) expense, net	0.4	3.9	4.0	4.4
Interest expense, net	14.3	7.0	36.9	29.7

Income before income taxes	20.9	3.0	78.4	63.3
Income tax expense (benefit)	4.7	(12.1)	18.6	(22.8)

Net income	$16.2	$15.1	$59.8	$86.1

Less: Net income attributable to non-controlling interests	1.1	1.1	5.1	4.6

Net income attributed to Cott Corporation	$15.1	$14.0	$54.7	$81.5

Net income per common share attributed to Cott Corporation
Basic	$0.16	$0.18	$0.64	$1.10
Diluted	$0.16	$0.17	$0.63	$1.08

Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	93.9	80.1	85.6	74.2
Diluted	95.2	81.0	86.2	75.2

COTT CORPORATION	EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts, U.S. GAAP)
Unaudited

	January 1, 2011	January 2, 2010
ASSETS
Current assets
Cash & cash equivalents	$48.2	$30.9
Accounts receivable, net of allowance of $8.3 ($5.9 as of January 2, 2010)	213.6	152.3
Income taxes recoverable	0.3	20.8
Inventories	215.5	99.7
Prepaid expenses and other assets	32.7	16.8

Total current assets	510.3	320.5

Property, plant and equipment	503.8	343.0
Goodwill	130.2	30.6
Intangibles and other assets	371.1	155.5
Deferred income taxes	2.5	5.4
Other tax receivable	11.3	18.8

Total assets	$1,529.2	$873.8

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$7.9	$20.2
Current maturities of long-term debt	6.0	17.6
Accounts payable and accrued liabilities	308.8	169.3

Total current liabilities	322.7	207.1

Long-term debt	605.5	233.2
Deferred income taxes	43.6	17.5
Other long-term liabilities	22.2	14.7

Total liabilities	994.0	472.5

Equity
Capital stock, no par - 94,750,118 (January 2, 2010 - 81,331,330) shares issued	395.6	322.5
Treasury stock	(3.2)	(4.4)
Additional paid-in-capital	40.8	37.4
Retained earnings	106.5	51.8
Accumulated other comprehensive loss	(17.5)	(21.3)

Total Cott Corporation equity	522.2	386.0
Non-controlling interests	13.0	15.3

Total equity	535.2	401.3

Total liabilities and equity	$1,529.2	$873.8

COTT CORPORATION
Consolidated Statements of Cash Flows	EXHIBIT 3

(in millions of U.S. dollars)

	For the Three Months Ended		For the Years Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Operating Activities
Net income	$16.2	$15.1	$59.8	$86.1
Depreciation & amortization	24.1	16.5	74.0	66.2
Amortization of financing fees	1.1	0.5	2.7	1.5
Share-based compensation expense	1.9	0.1	4.7	1.3
Increase in deferred income taxes	7.4	3.3	17.0	6.2
Write-off of financing fees	—	—	1.4	—
Loss on disposal of property, plant & equipment	0.7	0.5	1.1	0.5
Loss on buyback of Notes	—	1.3	0.1	1.5
Intangible asset impairments	—	—	—	3.5
Contingent consideration earn-out adjustment	(20.3)	—	(20.3)	—
Contract termination loss	4.0	—	3.6	—
Contract termination payments	—	(1.0)	(5.4)	(3.8)
Other non-cash items	1.2	0.9	5.5	2.7
Change in operating assets and liabilities, net of acquisition:
Accounts receivable	22.5	18.9	(3.9)	20.8
Inventories	(7.9)	13.8	(28.4)	16.0
Prepaid expenses and other current assets	0.7	(0.1)	2.6	(1.6)
Other assets	(0.5)	(1.5)	(1.6)	(1.2)
Accounts payable and accrued liabilities	23.7	(6.3)	39.8	(6.5)
Income taxes recoverable	(1.4)	(22.1)	25.7	(38.1)

Net cash provided by operating activities	73.4	39.9	178.4	155.1

Investing Activities
Acquisition	—	—	(507.7)	—
Additions to property, plant & equipment	(14.5)	(13.4)	(44.0)	(32.3)
Additions to intangibles	(0.6)	(1.6)	(4.2)	(1.6)
Proceeds from sale of property, plant & equipment	0.3	0.3	1.2	1.7

Net cash used in investing activities	(14.8)	(14.7)	(554.7)	(32.2)

Financing Activities
Payments of long-term debt	(1.4)	(239.1)	(18.7)	(265.5)
Issuance of long-term debt	—	211.9	375.0	211.9
Borrowings under ABL	58.8	88.7	366.5	768.1
Payments under ABL	(101.2)	(68.5)	(379.0)	(856.6)
Distributions to non-controlling interests	(1.9)	(1.8)	(7.4)	(6.6)
Issuance of common shares, net of offering fees	—	0.1	71.1	47.5
Financing fees	—	(5.1)	(14.2)	(6.2)
Other financing activities	—	0.4	—	(0.1)

Net cash (used in) provided by financing activities	(45.7)	(13.4)	393.3	(107.5)

Effect of exchange rate changes on cash	(0.1)	0.1	0.3	0.8

Net increase in cash & cash equivalents	12.8	11.9	17.3	16.2

Cash & cash equivalents, beginning of period	35.4	19.0	30.9	14.7

Cash and cash equivalents, end of period	$48.2	$30.9	$48.2	$30.9

COTT CORPORATION	EXHIBIT 4
SEGMENT INFORMATION
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Years Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Revenue
North America	$421.5	$274.2	$1,357.3	$1,173.9
United Kingdom	89.6	94.7	367.1	359.3
Mexico	11.8	12.0	50.1	42.7
RCI	5.9	5.1	28.8	20.8

	$528.8	$386.0	$1,803.3	$1,596.7

Operating income
North America	$11.3	$8.7	$75.0	$77.6
United Kingdom	5.5	6.5	24.5	23.0
Mexico	(2.3)	(2.0)	(7.5)	(7.1)
RCI	0.8	0.7	7.0	3.9

	$15.3	$13.9	$99.0	$97.4

Volume - 8 oz equivalent cases - Total Beverage (including concentrate)
North America	191.5	153.2	697.0	648.6
United Kingdom	45.2	45.4	192.9	189.5
Mexico	8.2	9.4	34.9	26.4
RCI	61.7	59.0	298.6	220.1

	306.6	267.0	1,223.4	1,084.6

Volume - 8 oz equivalent cases - Filled
Beverage
North America	173.3	134.4	618.6	574.2
United Kingdom	42.9	43.5	178.2	174.6
Mexico	8.2	9.4	34.9	26.4
RCI	—	—	0.1	0.2

	224.4	187.3	831.8	775.4

COTT CORPORATION	EXHIBIT 5

SUPPLEMENTARY INFORMATION - NON-GAAP - Analysis of Revenue by Geographic Region

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended
	January 1, 2011
(In millions of U.S. dollars)	Cott	North America	United Kingdom	Mexico	RCI
Change in revenue	$142.8	$147.3	$ (5.1)	$ (0.2)	$0.8
Impact of foreign exchange	0.4	(1.9)	3.0	(0.7)	—

Change excluding foreign exchange	$143.2	$145.4	$(2.1)	$(0.9)	$0.8

Percentage change in revenue	37%	54%	-5%	-2%	16%

Percentage change in revenue excluding foreign exchange	37%	53%	-2%	-7%	16%

Impact of Cliffstar Acquisition	(152.0)	(152.0)	—	—	—

Change excluding foreign exchange and Cliffstar Acquisition	$(8.8)	$(6.6)	$(2.1)	$(0.9)	$0.8

Percentage change in revenue excluding foreign exchange and Cliffstar Acquisition	-2%	-2%	-2%	-7%	16%

	For the Year Ended
	January 1, 2011
(In millions of U.S. dollars)	Cott	North America	United Kingdom	Mexico	RCI
Change in revenue	$206.6	$183.4	$7.8	$7.4	$8.0
Impact of foreign exchange	(11.8)	(17.0)	8.0	(2.8)	—

Change excluding foreign exchange	$194.8	$166.4	$15.8	$4.6	$8.0

Percentage change in revenue	13%	16%	2%	17%	38%

Percentage change in revenue excluding foreign exchange	12%	14%	4%	11%	38%

Impact of Cliffstar Acquisition	(232.2)	(232.2)	—	—	—

Change excluding foreign exchange and Cliffstar Acquisition	$(37.4)	$(65.8)	$15.8	$4.6	$8.0
Percentage change in revenue excluding foreign exchange and Cliffstar Acquisition	-2%	-6%	4%	11%	38%

COTT CORPORATION	EXHIBIT 6

SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION (EBITDA)

(in millions of U.S. dollars except per share amounts)

Unaudited

	For the Three Months Ended		For the Years Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Net income	$15.1	$14.0	$54.7	$81.5
Interest expense, net	14.3	7.0	36.9	29.7
Income tax expense (benefit)	4.7	(12.1)	18.6	(22.8)
Depreciation and amortization	24.1	16.5	74.0	66.2
Net income attributable to non-controlling interests	1.1	1.1	5.1	4.6

EBITDA	$59.3	$26.5	$189.3	$159.2

Restructuring, asset impairments, and buyback of notes
Restructuring	—	(0.1)	(0.5)	1.5
Asset impairments	—	0.1	—	3.6
Buyback of notes	—	3.5	—	3.3

Acquisition adjustments
Earn-out adjustment	(20.3)		(20.3)
Incremental inventory step-up	1.0	—	5.2	—
Transaction costs	(0.3)	—	7.2	—
Write-off of financing fees	—	—	1.4	—
Integration costs	6.1	—	6.7	—
		—		—

Adjusted EBITDA	$45.8	$30.0	$189.0	$167.6

COTT CORPORATION	EXHIBIT 7

SUPPLEMENTARY INFORMATION - NON-GAAP - ADJUSTED OPERATING INCOME

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended		For the Years Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Operating income	$15.3	$13.9	$99.0	$97.4
Restructuring and asset impairments
Restructuring	—	(0.1)	(0.5)	1.5
Asset impairments	—	0.1	—	3.6

Acquisition adjustments
Incremental inventory step-up	1.0	—	5.2	—
Transaction costs	(0.3)	—	7.2	—
Incremental amortization	4.2	—	6.4	—
Integration costs	6.1	—	6.7	—

Adjusted operating income	$26.3	$13.9	$124.0	$102.5

COTT CORPORATION	EXHIBIT 8

SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS PER DILUTED SHARE (EPS)

(in millions of U.S. dollars except per share amounts)

Unaudited

	For the Three Months Ended		For the Years Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Net income	$16.2	$15.1	$59.8	$86.1

Less: Net income attributable to non-controlling interests	1.1	1.1	5.1	4.6

Net income attributed to Cott Corporation	$15.1	$14.0	$54.7	$81.5

Restructuring, asset impairments, and buyback of notes
Restructuring	—	(0.1)	(0.4)	1.0
Asset impairments	—	0.1	—	2.5
Buyback of notes	—	1.9	—	2.3

Acquisition adjustments, net of tax
Earn-out adjustment	(15.7)	—	(15.7)	—
Incremental inventory step-up	0.8	—	4.0	—
Incremental amortization	3.3	—	5.0	—
Transaction costs	(0.2)	—	5.6	—
Write-off of financing fees	—	—	1.1	—
Integration costs	4.7	—	5.2	—

Income tax adjustments
Net operating loss carrybacks	—	(15.3)	—	(15.3)
Adjustment of reserves	(0.4)	0.3	(1.1)	(26.9)

Adjusted net income attributed to Cott Corporation	$7.6	$0.9	$58.4	$45.1

Adjusted net income per common share attributed to Cott Corporation
Basic	$0.08	$0.01	$0.68	$0.61
Diluted	$0.08	$0.01	$0.68	$0.60

Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	93.9	80.1	85.6	74.2
Diluted	95.2	81.0	86.2	75.2

COTT CORPORATION	EXHIBIT 9

SUPPLEMENTAL INFORMATION - NON-GAAP - "CORE" STATEMENTS OF OPERATING INCOME AND EBITDA

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended January 1, 2011*	Cliffstar	Adjustments	Cott Excluding Acquisition "CORE"	For the Three Months Ended January 2, 2010
Revenue, net	$528.8	$152.0	$—	$376.8	$386.0
Cost of sales	460.3	137.7	—	322.6	331.5

Gross profit	68.5	14.3	—	54.2	54.5
	13.0%	9.4%	—	14.4%	14.1%
Selling, general and administrative expenses	52.5	10.2	5.8	36.5	40.1
Loss on disposal of property, plant & equipment	0.7	—	—	0.7	0.5
Restructuring and asset impairments
Restructuring	—	—	—	—	(0.1)
Asset impairments	—	—	—	—	0.1

Operating income	$15.3	$4.1	$(5.8)	$17.0	$13.9

Depreciation and amortization	24.1	8.9	—	15.2	16.5
Earn-out adjustment	(20.3)	—	(20.3)	—
Other (income) expense, net	0.4	—	—	0.4	3.9

EBITDA	$59.3	$13.0	$14.5	$31.8	$26.5

Buyback of notes	—	—	—	—	3.5

Acquisition adjustments
Earn-out adjustment	(20.3)	—	(20.3)	—	—
Incremental inventory step-up	1.0	1.0	—	—	—
Transaction costs	(0.3)	—	(0.3)	—	—
Integration costs	6.1	—	6.1	—	—

Adjusted EBITDA	$45.8	$14.0	$—	$31.8	$30.0

COTT CORPORATION	EXHIBIT 10
SUPPLEMENTARY INFORMATION - NON-GAAP - Analysis of Volume by Geographic Region
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	January 1, 2011
(In millions of 8 oz. equivalent cases)	Cott	North America	United Kingdom	Mexico	RCI
Change in filled beverage volume	37.1	38.9	(0.6)	(1.2)	—
Impact of Cliffstar Acquisition	(39.2)	(39.2)	—	—	—

Change excluding Cliffstar Acquisition	(2.1)	(0.3)	(0.6)	(1.2)	—

Percentage change in filled beverage volume	20%	29%	-1%	-13%	0%

Percentage change in filled beverage volume excluding Cliffstar Acquisition	-1%	0%	-1%	-13%	0%

	For the Year Ended
	January 1, 2011
(In millions of 8 oz. equivalent cases)	Cott	North America	United Kingdom	Mexico	RCI
Change in filled beverage volume	56.4	44.4	3.6	8.5	(0.1)
Impact of Cliffstar Acquisition	(59.9)	(59.9)	—	—	—

Change excluding Cliffstar Acquisition	(3.5)	(15.5)	3.6	8.5	(0.1)

Percentage change in filled beverage volume	7%	8%	2%	32%	-50%

Percentage change in filled beverage volume excluding Cliffstar Acquisition	0%	-3%	2%	33%	-50%